American Capital Holdings

601 Seafarer Circle

Suite 402

Jupiter, FL 33477-9053

561.429.8704 Telephone (Office)

561.452.0127 Cellular (BAR)

561.352.6876 Cellular (Rick)

barneyarichmond@msn.com

rturner@achusa.com

October 5, 2009

Via United States Postal Certified

Mail No. 70071490000054486599

RETURN RECEIPT REQUESTED

Mr. Thomas B. Andres, CPA, Fuoco Group

f/k/a Wieseneck & Andres & Company, P.A. 772 H.S. Highway One

Suite 200

North Palm Beach, FL 33408-3549

Re:      Wieseneck, Andres & Company, P.A.

            & Thomas B. Andres, CPA

            Public Company Accounting Oversight Board

            PCAOB Release No. 105-2008-001

            PCAOB Release No. 104-2005-117A

Dear Tom:

In opening, we strongly suggest you carefully review the contents of this correspondence and supporting exhibits as it is very important to both of our respective companies’ future. I will begin by making reference to our July 21, 2009 12:00 p.m. lunch meeting at the La Bamba Mexican Restaurant on U.S. Highway No. 1 coupled with your discussions with Rick Turner over the last several weeks. The purpose of this letter is to clarify our relationship/position, which unfortunately, is now centered around the above referenced Public Company Accounting Oversight Board (“PCAOB”) Release No. 105-2008-001 dated April 22, 2008. As you know, the PCAOB is a division of the United States Securities & Exchange Commission (“SEC”). Reference is also again hereby made to PCAOB Release No. 104-2005-117A dated October 27, 2005. We were aware of the first PCAOB 104-2005-117 Release, in which we responded with a January 2, 2008 letter directly to the Mr. Mark Olsen who is the Chairman of the PCAOB. We did not see the PCAOB 105-2008-001 Release until three (3) weeks ago, which I obtained on the internet via the PCAOB website. For your convenience, we attached copies of both of these PCAOB Releases as Composite Exhibit No. 1.

Since our above described aforementioned lunch meeting, Rick and I have constantly discussed our “can’t win” dilemma regarding your conduct. Additionally, we also want to address the declarations you made during this July 21, 2009 lunch meeting as well as some other prior remarks. Accordingly, after your review of this correspondence and the attached exhibits, it clearly illustrates you have put us into an impossible situation by your wrongful decision to stipulate to the actions set forth in the above described and enclosed April 22, 2008 PCAOB Release. As you are well aware, the aforementioned PCAOB documents resulted in a “PCAOB Order Instituting Disciplinary Proceedings, Making Findings, And Imposing Sanctions” against you and Wieseneck, Andres & Company, P.A. You and the PCAOB bi-laterally agreed (without even telling us) to this Order in spite of our very strong prior written and oral objections. We will begin by again re-advising you we have always disagreed with your decisions with respect to the way you handled the PCAOB issues. Needless to say, your allowing this PCAOB Order to be entered against you and your firm has cost us almost five (5) years of hard work and has caused millions of dollars in monetary damages to our companies.

By way of background, we are providing, as outlined below, a chronological sequence of the occurred events (coupled with exhibits supporting) with respect to our entire business relationship, which absolutely illustrates we are the ones who have been victimized by your improper judgment to stipulate to something to which you should have not. Without reservation, the facts clearly illustrate, your decision to stipulate to the PCAOB sanctions, have put us, not only us individually, but all of the eleven (11) public companies in an extremely impossible difficult position, which problems are further articulated below. Additionally, from the tone of your recent conversations, it seems you are more interested in your receivable monies outstanding than the interests’ of your client(s) being able to overcome the situation to which you and your firm caused. You clarified your position by your statement in our above described July 21, 2009 lunch meeting when you stated -- “I am worried about Tom” (i.e. yourself). You said the same thing to Rick and I when we met earlier one prior afternoon when we sat outside at Carmines’ La Trattoria on May 29, 2009. I will begin by re-stating the following facts, which are fully supported by the many exhibits appended herein.

1.         When American Capital Holdings, Inc. (“ACH”) entered into the Spaulding Ventures, LLC Agreement, ACH was a private company. In order to keep the name the same, on December 19, 2003 USA Sportsnet Company filed Articles of Amendment with the State of Florida Division of Corporations changing its name from USA SportsNet Company to American Capital Holdings, Inc. American Capital Holdings, Inc. filed a name change simultaneously changing it’s name from American Capital Holdings, Inc. to ACHI, Inc. USA Sportsnet was a subsidiary of eComeCom.com, Inc. (“eCom”). eCom already was a client of your firm.

2.         One of the requirements of closing the Spaulding Ventures, LLC (“Spaulding”) transaction was ACH required “an independent outside audit” of Spaulding by a licensed auditor to be conducted in accordance with Generally Accepted Accounting Principles (“GAAP”)”. As you know, this audit was conducted by Mr. Timothy Foster, CPA. Spaulding’s agreement with ACH was to transfer ACH common shares to each Spaulding member’s based on their respective investment. Each member’s respective investment was based on their actual audited documented cost basis. This was attested via Mr. Foster’s January 13, 2004 Audit Report for the period ending December 31, 2003, which was titled “Management Report Valuation & Company Profiles”. A copy of Mr. Foster’s above described report is appended herein as Exhibit No. 2.

3.         In addition to Mr. Foster’s audit, ACH required each and every Spaulding member to sign a Release document, which stated exactly the following language as outlined below.

“Upon delivery to you of (“ACHI Shares”) in connection with the Exchange (i) you, for yourself, your spouse and heirs, and for each of your affiliated, parent and subsidiary corporations, partnerships, limited liability companies, businesses (whether or not incorporated) and other related entities (collectively, your “Affiliated Parties”), release, quitclaim, and forever discharge American Capital Holdings, Inc. and American Capital Holdings, Inc.’s officers, directors, managers, and all shareholders principals, owners, successors, assigns, agents, attorneys, insurers, reinsurers, employees, former officers and former members, of American Capital Holdings, Inc. or its manager, and all other related and affiliated parties thereof, from any and all claims and causes of action, including, without limitation, any claims or causes of action (A) arising under or in connection with Spaulding’s or @CapResource, Inc. articles of organization, operating agreement, any subscription for interests in Spaulding or @CapResource, Inc. debt or its business or investments, (B) relating to or in connection with the Spaulding Units or @CapResource, Inc., your acquisition, purchase, ownership, disposition or sale of the Spaulding Units or @CapResource, Inc. debt, the Manager’s operation of Spaulding and @CapResource, Inc. and conduct of its affairs (including any claims or causes of action under any federal or state laws or regulations governing the issuance, sale or other disposition of securities), and (C) relating to or in connection with the Exchange. By accepting the (“ACHI Shares) you, for yourself, your spouse and heirs, and for each of your affiliated, parent and subsidiary corporations, partnerships, limited liability companies, businesses (whether or not incorporated) and other related entities (collectively, your “Affiliated Parties”), release, quitclaim, and forever hold harmless American Capital Holdings, Inc. and American Capital Holdings, Inc.’s officers, directors, managers, and all shareholders principals, owners, successors, assigns, agents, attorneys, insurers, reinsurers, employees, former officers and former members, of American Capital Holdings, Inc. or its manager, and all other related and affiliated parties thereof, from any and all claims and causes of action, including, without limitation, any claims or causes of action (A) arising under or in connection with Spaulding’s or @CapResource, Inc. articles of organization, operating agreement, any subscription for interests in Spaulding and @CapResource, Inc. debt or its business or investments, (B) relating to or in connection with the Spaulding Units or @CapResource, Inc. debt, your acquisition, purchase, ownership, disposition or sale of the Spaulding Units or @CapResource, Inc. debt, the Manager’s operation of Spaulding or @CapResource, Inc. and conduct of its affairs (including any claims or causes of action under any federal or state laws or regulations governing the issuance, sale or other disposition of securities), and (C) relating to or in connection with the Exchange.

The Exchange of your member interest is based on the dollar amount invested into a member unit in Spaulding Ventures LLC. or @CapResource, Inc. debt,

Example: The value of one member unit or debt is fifty two thousand five hundred dollars ($52,500.00) divided by five dollars per share in American Capital Holdings, Inc common stock. Each Unit Member will receive ten thousand five hundred shares of common stock in American Capital Holdings, Inc. In addition each member unit holder will receive warrants in American Capital Holdings based on two thousand five hundred (2,500) warrants per every fifty two thousand five hundred ($52,500.00) dollars invested. All warrants are excisable at six ($6.00) dollars and with a trading price of five ($5.00) dollars per share or above.

This letter and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Florida without regard to conflict of law principles. If you are in agreement with the foregoing, please execute this letter where indicated below and return the original executed copy to Spaulding. I have enclosed a duplicate original of this letter for your records.”

                                                            SPAULDING VENTURES LLC

                                                     By: @CapResource Inc., its manager

                                                            By: __________________________

                                                                  Robert C. Logel, President

ACCEPTED AND AGREED

this _______ day of ________, 2003

Name: (The Spaulding Member’s Name)

Please note the fact we received One Hundred (100%) percent approval (including the aforementioned executed Release Agreements) from all the outstanding Spaulding Ventures, LLC members. This release document fully covered you as our agent. Along with Tim Foster’s audit, these signed documents served as additional confirmation and verification to the exchange offer agreement. As defined in paragraph four (4) below, your audit indicates you already have a copy of this agreement. As you are aware and pursuant to your below described auditing ending February 29, 2004, all the Spaulding members became shareholders of American Capital Holdings, Inc. The above referenced respective releases were consideration and an absolute condition of ACH’s exchange offer.

4.         On May 24, 2004, ACH submitted/filed a Form 10SB12G with the United States Securities & Exchange Commission (herein after referred to as the “SEC”). This Form 10SB12G included a nine (9) month ACH audit by your firm for the period ending February 29, 2004. The SEC made no comments about this filing and it was ruled “effective by law”, on July 28, 2004. It seems to us the SEC examiners should have raised questions regarding your audit in this Form 10SB12G filing. Notwithstanding, they did not.

5.         On November 29, 2004, an Involuntary Petition was filed against eCom eCom.com, Inc. by petitioning creditors, American Capital Holdings, Inc., Richard C. Turner and Barney A. Richmond.

6.         On January 11, 2005, American Capital Holdings, Inc. filed an Amended Form 10SB12G with the SEC. This Amended Form 10SB12 included your audit dated November 10, 2004, which was for the period ending May 31, 2004. This Form 10SB12G was already ruled “effective by law” and was only an amendment. There were no comments from the SEC examiners regarding your audit with respect to this amendment filing.

7.         On May 16, 2005, an Order was entered in the United States Southern District of Florida Bankruptcy Court in re: eCom eCom.com, Inc. (Case No. 04-3539-BKC-SHF) by the Honorable Judge Stephen H. Friedman adjudicating eCom eCom.com, Inc. as a Chapter 11 Debtor.

8.         On June 6, 2005, an Order was entered in the United States Southern District of Florida Bankruptcy Court in re: eCom eCom.com, Inc. (Case No. 04.3539-BKC-SHF) appointing Barney A. Richmond as the Chief Executive Officer of the Debtor, eCom eCom.com, Inc. Richard C. Turner was appointed Chief Financial Officer. We also received an Order for the use of electronic service to eCom’s website regarding notice for each and every court motions, claims and other pleadings etc. You were mailed a copy of this Order regarding electronic service via the United States Postal Service by the court required mail service appointee, Automatic Data Processing, Inc. (“ADP”). We had three (3) of these type of certificate of service mailings each costing in excess of Five Thousand ($5,000) each.

9.         Attached as Exhibit No. 3, is a copy of an August 15, 2005 seventeen (17) page legal analysis written by me (Barney A. Richmond) to Mr. John Reynolds, Assistant Director of the United States Securities & Exchange Commission as to why, in the context of the aforementioned bankruptcy proceedings and in accordance with §1105 & 1106 of the United States Bankruptcy Code, I had Richard Turner (the at the time acting CEO of the Debtor eCom) issue the eight (8) subsidiary spin off companies shares to the shareholders of record of eCom. This legal analysis was requested by the SEC as a response to the recently filed Form 10SB12G Registration Statements I instructed Rick to file with the SEC. You were sent a copy of this letter and you knew of the Form 10SB12G Registration Statements as you conducted the audits of each of the spin off former subsidiaries. The result of my correspondence was all these subsidiaries companies became part of the eCom’s bankruptcy proceedings as suggested in my legal opinion to the SEC. These companies were listed is eCom’s Disclosure Statement as the “Subsidiary Companies”, which are described in paragraph sixteen (16) below.

10.       During the period from June 6, 2005 through March 20, 2006 (as you know and in order to protect your interests), we were constantly requesting that Kluger, Peretz, Kaplan & Berlin, P.A. file an application to get your accounting firm approved by the United States Southern District of Florida Bankruptcy Court.

11.       On March 20, 2006, a 2:00 p.m. hearing was held in West Palm Beach, FL in front of Judge Stephen H. Friedman regarding a motion our attorneys filed on your behalf which titled “EX-PARTE MOTION FOR RECONSIDERATION OF ORDER DISAPPROVING EMPLOYMENT OF DEBTOR’S AUDITORS NUNC PRO TUNC TO NOVEMBER 29, 2004 AND FOR ENTRY OF AN ORDER APPROVING RETENTION OF AUDITORS”. You personally attended this hearing. A copy of the March 20, 2006 court transcript of this hearing confirming this fact is affixed herein as Exhibit No. 4.

12.       On March 28, 2006 an Order was entered titled “ORDER GRANTING DEBTOR-IN-POSSESSION’S EX-PARTE MOTION FOR RECONSIDERATION OF ORDER DISAPPROVING EMPLOYMENT OF DEBTOR’S AUDITORS NUNC PRO TUNC TO NOVEMBER 29, 2004 AND FOR ENTRY OF AN ORDER APPROVING RETENTION OF AUDITORS. The result of the March 20, 2006 hearing was you and your firm were approved by the Bankruptcy Court. A copy of this Order is enclosed as Exhibit No. 5.

13.       On August 18, 2006, a Joint Plan of Reorganization was filed by the Debtor, eCom eCom.com, Inc. and Joint Plan Proponent American Capital Holdings, Inc. A copy of this Joint Plan of Reorganization can be viewed at “ecomecom.net” under the title “Bankruptcy News” by double clicking the “read more” title on the August 18, 2006 date.

14.       On August 25, 2006, a Disclosure Statement was filed by the Debtor, eCom eCom.com, Inc. and Joint Plan Proponent American Capital Holdings, Inc. A copy of this Disclosure Statement can be viewed at ecomecom.net under the title “Bankruptcy News” by double clicking the “read more” title on the August 25, 2006 date. A copy of this Disclosure Statement is also appended herein as Composite Exhibit No. 6.

15.       On December 28, 2006 an Order was entered titled “ORDER (I) APPROVING DISCLOSURE STATEMENT*;(II) SETTING HEARING ON CONFIRMATION OF PLAN; (III) SETTING HEARING ON FEE APPLICATIONS;(IV) SETTING VARIOUS DEADLINES; AND (V) DESCRIBING PLAN PROPONENTS' OBLIGATIONS”. A copy of this five (5) part Order can be viewed at ecomecom.net under the title “Bankruptcy News” by double clicking the “read more” title on the December 28, 2006 date described as “ORDER (I) APPROVING DISCLOSURE STATEMENT*;(11) SETTING HEARING ON CONFIRMATION OF PLAN; (111) SETTING HEARING ON FEE APPLICATIONS; (IV) SETTING VARIOUS DEADLINES; AND (V) DESCRIBING PLAN PROPONENTS' OBLIGATIONS”. To further document and for your convenience, a true and correct copy of this Order, Disclosure Statement etc. is affixed herein as Composite Exhibit No. 7.

16.       On January 3, 2007, Joint Proponent, American Capital Holdings, Inc. and the Debtor, eCom eCom.com, Inc. filed the First Amended Disclosure Statement. A copy of this Disclosure Statement can be viewed at ecomecom.net under the title “Bankruptcy News” by double clicking the “read more” title on the January 3, 2006 date described as First Amended Disclosure Statement. This Disclosure Statement was extensively reviewed by the SEC on numerous occasions (with many comments/suggestions) and was ultimately approved by the Court, which is further described in paragraph eighteen (18) below.

            The aforementioned approved Disclosure Statement order stated:

“Subsidiaries” shall mean (i) USA Performance Products, Inc., (ii) eSecureSoft Company, (iii) USAS Digital, Inc., (iv) Pro Card Corporation, (v) AAB National Company, (vi) A Classified Ad, Inc., (vii) Swap and Shop.net Corp., (viii) A Super Deal.com, Inc., and (ix) My ZipSoft, Inc., unless otherwise referred to individually in the Plan.

17.       On January 3, 2007, Joint Proponent, American Capital Holdings, Inc. and the Debtor, eCom eCom.com, Inc. filed the First Amended Joint Plan of Reorganization (“The Plan”). A copy of this Plan can be viewed at ecomecom.net under the title “Bankruptcy News” by double clicking the “read more” title on the January 3, 2006 date described as First Amended Joint Plan of Reorganization.

Section 11.04 of the Reorganization Plan Stated:

11.04   Exculpation.

“Subject to the occurrence of the Effective Date, neither the Debtor, the Reorganized Debtor, ACH as Plan co-proponent, nor any of their respective members, officers, directors, agents, financial advisors (meaning you and your firm), attorneys, employees, equity holders (which included the former Spaulding members who were now ACH shareholders), partners, affiliates and representatives (the “Exculpated Parties”) shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Case, the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan; provided, that the foregoing shall not operate as a waiver or release for (i) any express contractual obligation owing by any such Person, (ii) willful misconduct or gross negligence, and (iii) with respect to Professionals, liability arising from claims of professional negligence which shall be governed by the standard of care otherwise applicable to professional negligence claims under applicable non-bankruptcy law, and, in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided further that nothing in the Plan shall, or shall be deemed to, release the Exculpated Parties, or exculpate the Exculpated Parties with respect to, their respective obligations or covenants arising pursuant to the Plan; provided further that the foregoing shall not operate as a waiver or release of Claims by governmental entities arising under environmental laws.”

11.05   Releases

“On the Effective Date, the Debtor, the Reorganized Debtor, and any and all Holders of Claims and Equity Interests shall release unconditionally and are hereby deemed to release unconditionally each of the Debtor, ACH and their post-petition directors and officers, and Professionals {including you and your firm} (collectively, the “Released Parties”) from any and all claims, obligations, suits, judgments, damages, losses, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place between the Petition Date and the Effective Date, which is in any way relating to the Debtor, this Case, any assets or Property of the Estate, the business or operations of the Debtor, the DIP Financing, any Plan Documents, the Plan, or any of the transactions contemplated thereby; provided, however, that this release provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party. With respect to Professionals, the foregoing exclusion from this release provision shall also include claims of professional negligence arising from the services provided by such Professionals during the Case. Any such claims shall be governed by the standard of care otherwise applicable to the standard of negligence claims outside of bankruptcy. The Confirmation Order shall enjoin the prosecution by any Person or entity, whether directly, derivatively or otherwise, of any such claim, obligation, suit, judgment, damage, loss, right, remedy, cause of action, charge, cost, debt, indebtedness, or liability which arose or accrued during such period or was or could have been asserted against any of the Released Parties, except as otherwise provided in the Plan or in the Confirmation Order. Each of the Released Parties shall have the right to independently seek enforcement of this release provision. This release provision is an integral part of the Plan and is essential to its implementation.”

11.06   Injunction Relating to Exculpation

“The Confirmation Order will contain an injunction, effective on the Effective Date, permanently enjoining the commencement or prosecution by the Debtor, the Reorganized Debtor and any other Person, whether derivatively or otherwise, of any action or causes of action against any party exculpated, released or discharged pursuant to this Plan.”

18.       Enclosed as Exhibit No. 8 is a copy of the March 12, 2007 Court Transcript regarding the Joint Plan of Reorganization and Disclosure Statement as described in paragraphs 16 & 17 above. Appearances were made in court by: (i) Mr. Michael D. Seese, Esq., for and on behalf of the Debtor, eCom eCom.com, Inc., (ii) Mr. Mark Fisher, Esq. for and on behalf of American Capital Holdings, Inc.; (iii) Ms. Denyse Heffner, Esq. for an on behalf of the Department of Justice U.S. Trustee’s office; and (iv) Mr. Gordon Robinson, Chief Bankruptcy Counsel, for the United States Securities & Exchange Commission (“SEC”). As you are aware, the Public Company Accounting Oversight Board (“PCAOB”) is an accounting enforcement and review division of the SEC. If you review Mr. Robinson’s and Ms. Heffner’s statements, they gave us accolades for what we had accomplished. As you are well aware, I had to fight with the Kluger Peretz Kaplan & Berlin (“KPKB”) on just about every motion, including your fee approval. My relationship got so bad with KPKB that I had to bring in Schiff Hardin, LLP out of Chicago as I refused to talk to the KPKB people anymore. In the court transcript, when Mr. Robinson stated “he was surprised that Mr. Seese’s (KPKB) firm was not taking stock” in lieu of their fees, he was kind of needling Mr. Seese as the SEC came out in support of my August 15, 2005 legal analysis. The result of this March 12, 2007 Confirmation hearing was Judge Friedman approved Co-Plan Proponent American Capital Holdings, Inc. and eComeCom’s Plan of Reorganization, which included releases for American Capital Holdings, Inc., eCom and all of the subsidiary companies as outlined in paragraph sixteen (16) above. The bottom line is the SEC came out publicly in support of us, which, according to many securities and bankruptcy attorneys, is extremely very rare. Usually, the SEC will state through pleadings if they do or do not have objections. If you had not concealed your October 27, 2005 PCAOB problem to us (which we found out in December 2007), we would have handled this right through the bankruptcy process as we ultimately had the blessing of the SEC Southeastern Enforcement Division in Atlanta, GA to which where Mr. Robinson is located. You were also aware, ACH had also hired Mr. Michael Wolinsky, Esq. of Schiff Hardin, LLP to represent ACH, when we were having problems with KPKB. Mr. Wolinsky was the former head of the SEC Southeastern Enforcement Division for fifteen (15) years and he actually hired Mr. Robinson many years ago. We worked very closely with Mr. Robinson for over a year. I highly suggest you re-read this transcript as it will show you that you really screwed up keeping your problems hidden and later by refusing to listen to us.

19.       Affixed herein as Exhibit No. 9 is a copy the March 23, 2007 Court Order approving the above referenced Joint Plan of Reorganization and Releases. Please take note of the fact we received One Hundred (100%) percent approval from all the shareholders (which were “impaired” under the Plan/Ballots and were required to vote on the releases) including American Capital Holdings, Inc. shareholders as well as from shareholders of all subsidiaries described in paragraph sixteen (1) above.

Upon confirmation of the Plan, American Capital Holdings, Inc. shareholders became the controlling shareholders of the Debtor, eCom eCom.com, Inc., which ACH shareholders, officers, directors and professionals were basically released twice. One was ACH as a Plan Proponent. The other was ACH as a shareholder of eCom. With respect to the former Spaulding Ventures, LLC members, ACH, its officers, directors and professionals (including you and your firm) have received General Releases three (3) different times.

20.       Enclosed herewith as Exhibit No. 10 is a copy the September 12, 2007 Order Approving First And Final Application Of Wieseneck & Andres, P.A. as auditors for the DEBTOR-IN-POSSESSION FOR AN ALLOWANCE OF COMPENSATION OF FEES AND REIMBURSEMENT OF OUT-OF-POCKET EXPENSES FOR THE PERIOD JANUARY 30, 2006 THROUGH AND INCLUDING JANUARY 16, 2007 {CP-#328}.

21.       Reference is hereby made again to Richard C. Turner’s and my aforementioned January 2, 2008 United States Postal Certified Mail Letter No. 70022410000543376468 to Mr. Mark W. Olsen, Chairman and Ms. Angela Desmond, Chief of Staff of the Public Company Accounting Oversight Board. Pursuant to your request, Richard Turner and I wrote this letter to clarify our position. In this letter, we advised we depended on the audit performed by Timothy Foster, CPA and booked the entry exactly per his audit. We also reminded the PCAOB that Mr. Turner and I had signed off under the criminal penalties of perjury. A copy of this correspondence is enclosed herein as Exhibit No. 11. This letter had eleven (11) exhibits which supported our position. The PCAOB wrote back and advised they did not think they wanted to meet with us and they (the PCAOB) did not have any issues with American Capital Holdings, Inc. You were copied with this letter and its eleven (11) exhibits, as you used it and the book we made of the exhibits for your recent Department of Professional Regulation hearing a couple of months ago. Rick and I talked to you on the phone several times to help you prepare for your hearing.

22.       Enclosed as Exhibit No. 12. is the March 28, 2008 ORDER FOR FINAL DECREE signed by the Honorable Judge Paul G. Heyman, Jr. regarding Pro-Plan Proponent, American Capital Holdings, Inc., Debtor eCom eCom.com, Inc. and all of the above and below described former spin off subsidiaries of eCom.

23.       Reference is again hereby made to the PCAOB Release No. 105-2008-001 dated April 22, 2008, which is again appended herein as Exhibit No. 1. In order to distinguish the PCAOB paragraph numbers from my numbers listed in this correspondence, I have inserted a “P” in front of the PCAOB number paragraphs. Paragraph two (2) on page one (1) of this PCAOB Order stated the following:

“The Board deems it necessary and appropriate, for the protection of investors and to further the public interest in the preparation of informative, fair, and independent audit reports, that disciplinary proceedings be, and hereby are, instituted pursuant to Section 105(c) of the Sarbanes -Oxley Act of 2002 (“Act:) and PCAOB Rule 5200(a)(1) against Wieseneck & Andres & Company, P.A. (The “Firm” or “Wieseneck, Andres”) and Thomas B. Andres, CPA (“Andres”) (collectively. “Respondents”).

            Paragraph one (1) under Title II advises the following:

“In anticipation of institution of these proceedings, and pursuant to PCAOB Rule 5205, Respondents have each submitted an “Offer of Settlement” ("Offers") that the Board has determined to accept. Solely for purposes of these proceedings and any other proceedings brought by or on behalf of the Board, or to which the Board is a party, and without admitting or denying the findings herein, except as to the Board's jurisdiction over them and the subject matter of these proceedings, which is admitted, Respondents consent to entry of this Order Instituting Disciplinary Proceedings, Making Findings, and Imposing Sanctions ("Order") as set forth below”.

Title III of this PCAOB Release states:

                                                                       III.

“On the basis of Respondents' Offers and information obtained by the Board in this matter, the Board finds² that:

A. Respondents

1.        “Wieseneck, Andres & Company, P.A. is an accounting firm incorporated in the state of Florida and is licensed under the laws of the state of Florida (Florida Board of Accountancy License No. AD0016885). Wieseneck, Andres is registered with the Board pursuant to Section 102 of the Act and PCAOB Rules. Its office is located in North Palm Beach, Florida.

2.         Andres, 64, of North Palm Beach, Florida, is a certified public accountant licensed under the laws of the state of Florida (License No. AC0006827). He is the Firms "Audit Principal" and, at all times relevant to this matter, was an associated person of the Firm, as that term is defined in Section 2(a)(9) of the Act and PCAOB Rule 1001 (p)(I).

² The findings herein are made pursuant to the Respondents' Offers and are not binding on any other person or entity in this or any other proceeding. The sanctions that the Board is imposing on Respondents in this Order may be imposed only if a Respondent's conduct meets one of the conditions set out in Section 105(c)(5) of the Act, 15 U.S.C. § 7215(c)(5). The Board finds that Respondents' conduct described in this Order meets the condition set out in Section 105(c)(5)(A), which provides that such sanctions may be imposed in the event of "intentional or knowing conduct, including reckless conduct, that results in a violation of the applicable statutory, regulatory, or professional standard."

B.       Summary

P-3.    “This matter involves violations of the Board's auditing standards. In particular, in auditing the FY 2004 financial statements of American Capital Holdings, Inc. ("ACHI"), Respondents failed to perform, or reasonably ensure the performance of sufficient audit procedures to evaluate the existence and valuation of recorded goodwill, marketable securities, and intangible assets - totaling more than 97% of ACHI's reported assets - and to evaluate ACHI's determination not to consolidate the financial statements of an entity in which it disclosed having a 90% interest. In addition, in auditing ACHI's FY 2005 financial statements, Respondents failed to identify or appropriately address departures from Generally Accepted Accounting Principles ("GAAP") relating to (1) recording the correction of an error in one period without recording it in the period in which the error occurred and (2) the misclassification of the value of certain declared dividends as an asset.³”

C.       Respondents Violated PCAOB Auditing Standards in Auditing the 2004 and
2005 Financial Statements of American Capital Holdings, Inc.

P-4.    “In connection with the preparation or issuance of an audit report, PCAOB rules require that a registered public accounting firm and its associated persons comply with the Board's auditing standards.- Under the Board's auditing standards, an auditor may express an unqualified opinion on an issuer's financial statements only when the auditor has formed such an opinion on the basis of an audit performed in accordance with PCAOB standards.-' Among other things, those standards require that an auditor exercise due professional care, exercise professional skepticism, and obtain sufficient competent evidence to afford a reasonable basis for an opinion regarding the financial statements.2' In connection with the audits of the financial statements of ACHI for FY 2004 and FY 2005, Respondents failed to do so, as described in more detail below.”

             ³/ An auditor's opinion that an issuer's financial statements are presented in conformity with GAAP must be based on an audit performed in accordance with PCAOB standards. PCAOB standards require an auditor to perform audit procedures sufficient to evaluate the issuer's adherence to GAAP. This Order's description of audit failures relating to GAAP departures in an issuer's financial statements necessarily reflects the Board's judgment concerning the proper application of GAAP. Any such description of GAAP departures, however, should not be understood as an indication that the Securities and Exchange Commission has considered or made any determination concerning the issuer's compliance with GAAP.”

             4/See PCAOB Rules 3100, 3200T.

Under the PCAOB’s title 2004 Audit and Goodwill paragraphs P-7 - P-9 stated the following:

2004 Audit

P-6.    “The Firm was engaged as ACHI's independent auditor in June 2004. The Firm issued an audit report dated November 10, 2004, that was included in ACHI's Form 10-KSB filed with the Commission on February 1, 2005 and ACHI's Form 10-KSB/As filed with the Commission on April 29, 2005 and September 15, 2005. In the audit report, the Firm expressed an unqualified audit opinion on ACHI's consolidated financial statements for FY 2004. The report stated that ACHI's financial statementspresented fairly, in all material respects, ACHI's financial position, results of operations, and cash flows in conformity with GAAP. In addition, the report stated that the audit was conducted in accordance with the auditing standards of the Public Company Accounting Oversight Board. Andres was the engagement partner who had final responsibility for the audit.”Goodwill

P-7.     ACHI's FY 2004 financial statements reported goodwill of $8.21 million as of May 31, 2004, representing approximately 57% of ACHI's reported assets. According to ACHI disclosures, $7.2 million of this reported goodwill was acquired as part of a February 29, 2004 transaction in which ACHI "acquired [various specified assets],goodwill of $7.2 million and assumed $1,005,000 in debt for the issuance of [common stock]. "z/

P-8.     Those ACHI disclosures strongly suggested the possibility that the transaction described by ACHI involved a "business combination" for GAAP purposes.-' Under the circumstances, the specific nature of the transaction was significant because of its bearing on the appropriateness of ACHI recognizing the "acquired" goodwill and its bearing on the adequacy of ACHI's disclosures.- Respondents understood that the $7.2 million in goodwill that ACHI disclosed as having acquired in the transaction was goodwill that had previously been recorded as goodwill by the other entity. Respondents, however, failed to evaluate the nature of the transaction, the appropriateness of recognizing the acquired goodwill, or the adequacy of the disclosures.—'

P-9.     In addition, Respondents failed in a separate and distinct way to perform sufficient procedures as to all of ACHI's reported goodwill. Specifically, Respondents' procedures to test the existence and valuation of goodwill were limited to obtaining representations from management. Those representations alone were not sufficient audit evidence,—' and Respondents failed to perform any other procedures to test the existence and valuation of goodwill.—'

Paragraph P-10 “Titled Investments” & Paragraph 11 Titled “Intangible Assets” of the PCAOB Order stated the following:

 Investments

P-10.  “ACHI's FY 2004 financial statements reported "marketable securities" valued at $2.96 million as of May 31, 2004, representing approximately 20% of ACHI's reported assets. ACHI disclosed that over 90% of the value of these marketable securities related to "equity ownership positions" in ten development stage companies that had no quoted market price and in which ACHI had no controlling interest.— Respondents reviewed a brokerage statement obtained from management with respect to approximately 10% of the stated total marketable securities balance, but they failed to perform any other procedures to test the existence and valuation of the reported marketable securities.—7 Respondents also failed to evaluate management's determination not to recognize an impairment loss on the stated marketable securities balance.—“

Intangible Assets

P-11.               ACHI's FY 2004 financial statements reported intangible assets of $2.96 million as of May 31, 2004, representing approximately 20% of ACHI's reported assets. ACHI described 99% of these reported intangible assets as "intellectual property rights" and reported that they were acquired in connection with ACHI's acquisition of a 90% interest in another entity.—' Respondents failed to perform procedures to test either the existence or valuation of these reported "intellectual property rights."—7

Paragraph P-12 Titled “Consolidation” and Pargraphs 13 & 14 Titled “2005 Audit” stated the following.

Consolidation

P-12.               As described above, ACHI reported in April 2005 that it had obtained a 90% interest in another entity. ACHI, however, did not consolidate that entity's financial results into ACHI's FY 2004 financial statements. Respondents understood that ACHI had obtained this interest at the time of the November 10, 2004 audit report, but failed to evaluate ACHI's determination concerning whether to consolidate that entity's financial results.—'

2005 Audit

P-13.               The Firm issued an audit report dated August 26, 2005, that was included in ACHI's Form 10-KSB filed with the Commission on August 30, 2005. In the audit report, the Firmexpressed an unqualified audit opinion on ACHI's financial statements for the fiscal year ended May 31, 2005. The report stated that ACHI's financial statements presented fairly, in all material respects, ACHI's financial position, results of operations, and cash flows in conformity with GAAP. In addition, the report stated that the audit was conducted in accordance with the auditing standards of the Public Company Accounting Oversight Board. Andres was the engagement partner who had final responsibility for the audit.

P-14.               In its audit of ACHI's FY 2005 financial statements, Respondents failed to identify and appropriately address two separate departures from GAAP. First, although ACHI substantially reduced its marketable securities and goodwill as of the May 31, 2005 balance sheet date to $81,000 and,$980,000, respectively,— ACHI incorrectly classified as assets —7 Respondents failed to indetify and address this departure from GAAP.

Under Title V, the PCAOB issued and you and your firm on April 22, 2008 stipulated to the following conditions. You and your firm did this without even consulting with Richard Turner or myself.  V.

“In view of the foregoing, and to protect the interests of investors and further the public interest in the preparation of informative, fair, and independent audit reports, the Board determines it appropriate to impose the sanctions agreed to in Respondents' Offers. Accordingly, it is hereby ORDERED that:

A.        Pursuant to Section 105(c)(4)(A) of the Act and PCAOB Rule 5300(a)(1),
Wieseneck, Andres & Company P.A.'s registration with the Board is revoked;

B.        After two (2) years from the date of this Order, Wieseneck, Andres &
Company P.A. may reapply for registration by filing an application pursuant to PCAOB Rule 2101;

C.       Pursuant to Section 105(c)(4)(B) of the Act and PCAOB Rule 5300(a)(2),
Thomas B. Andres is barred from being an associated person of a registered public accounting firm, as that term is defined in Section 2(a)(9)
of the Act and PCAOB Rule 1001(p)(I);

D.       After two (2) years from the date of this Order, Andres may file a petition, pursuant to PCAOB Rule 5302(b), for Board consent to associate with a registered public accounting firm.”

As you know, Richard Turner and I are investors in the companies as well as officers and directors. What you and the PCAOB agreed to was not “protecting the interests of investors” as described above. The result of your decision has totally annihilated the interests of our investors, period. Because of your unilateral wrongful decision coupled with your total flagrant disregard to your clients’ investors’ interests’ and well being, outlined below are many more facts which illustrate the facts to not only to support this declaration, but will show how you and your firm have put all of the companies on the brink of disaster.

24.       Footnote number seven (7) of the PCAOB’s April 22, 2008 Order stated :

“For purposes of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, "a business combination occurs when an entity acquires net assets that constitute a business or acquires equity interests of one or more other entities and obtains control over that entity or entities." SFAS No. 141, H 9. (This Order's references to SFAS No. 141 refer to that standard as it existed at all times relevant to the conduct described here, and not to the standard as revised in 2007.) If the transaction involved ACHI's acquisition of the net assets of another business, accounting for the goodwill would be governed by SFAS No. 141, Business Combinations, U 38 (in a business combination, "an acquiring entity shall not recognize the goodwill previously recorded by an acquired entity"). Alternatively, if the transaction involved a reverse merger (albeit an inadequately disclosed reverse merger), continued recognition of the pre-existing goodwill might have been appropriate.”

We certainly challenge the use of FASB 141 for the purpose of accounting for the acquisition of ACHI’s net assets by American Capital Holdings, Inc. FAS 141 applies to business’ acquired by an existing entity. American Capital Holdings, Inc. acquired disparate investments and assumed some of resulting liabilities that were owed by ACHI. We did not consider that the assets acquired constitute a business. The assets were held by an investment venture capital group. The assets were not part of an integrated set of activities. The purchase of these investments was booked at the same cost as that of ACHI, which is referenced in paragraph two (2) above. American Capital Holdings, Inc. was relying on the audited financial statement of Spaulding Investments LLC. These assets contained an audit report issued by PCAOB registered auditor Timothy Foster of Atlanta GA. These investments did not trade on any public market and therefore did not have a readily available market value. Spaulding Investments LLC accounted for these assets at cost. The goodwill recorded by Spaulding Investments reflected the premium paid by Spaulding Investments LLC for the investments held by the predecessor of Spaulding Investments. Without a market value for the individual investments, management of American Capital Holdings, Inc. chose to account for the investments at the same cost as accounted for by Spaulding Investments LLC audit. At the time the investments were acquired, management of American Capital Holdings, Inc. did not feel the goodwill was impaired as some of the investments were in an industry where the at market values greatly exceeded book assets. One such investment was and still is in Smart Pill Diagnostics, Inc. (“SmartPill”). SmartPill is a company which developed an ingestible, wireless capsule that measures pressure, pH and temperature as it transits the GI tract. This information is used to provide gastric emptying time, combined small and large bowel transit time, whole gut transit time, pressure contraction patterns from the antrum and duodenum and motility indices. Administered in the physician's office, the SmartPill test is completely ambulatory and the patient is free to go about their normal routine during the course of the test. As the SmartPill Capsule passes through the GI tract, it transmits data to a SmartPill Data Receiver worn by the patient. Once the single-use capsule has passed from the body, the patient returns the Data Receiver to the Physician who then can download the collected data to a PC. The Physician then uses SmartPill's MotiliGI software to analyze and display the data. Within minutes, the Physician has test results in both graphical and report formats. On July 22, 2009, SmartPill received an additional Twenty Million ($20,000,000) investment to support plans for continued growth and new market penetration. This second round of funding was led by Oxford Bioscience Partners and Psilos Group with participation by Kimberly-Clark Ventures and High Peaks Venture Partners. SmartPill has received FDA approval for its products and now has entered the medical marketplace selling its products. SmartPill’s product is believed to be superior to the Givens Imaging, Inc. (“Givens”) camera pill, due to the fact is provides measured diagnostics where the Givens product does not. Givens is a NASDAQ listed company with a current market capitalization of $412,555,000. At the time of the 2004 audit, ACH owned approximately twenty (20%) of SmartPill and ACH still has an ownership position in SmartPill through paid warrants. ACH also still owns the original amounts of many of the companies, which were part of the Spaulding Venture, LLC. fund. For the PCAOB to declare the “cost valuation” was not a proper initial accounting entry is beyond being reasonable. Secondly, the SmartPill investment and the July 22, 2008 secondary private financing by Kimberly-Clark puts a private valuation alone of the company in excess of $250,000,000. Third, if we did not book the entries per the audit, Rick Turner strongly believes we would have subjected ourselves to some possible IRS tax violations.

Additionally and most importantly, in exchange transactions, the fair values of the assets acquired and the consideration surrendered are considered to be equal, and no gain or loss is recognized. American Capital Holdings, Inc. reflected it’s investment at the cost paid by ACHI resulting in no gain or loss to ACHI. The total cost of the exchange transaction is then allocated to the individual assets acquired and liabilities assumed based on their relative fair values.  This step was not performed by American Capital Holdings, Inc. Had American Capital Holdings, Inc. allocated the goodwill to the individual investments then goodwill would have been reflected at zero ($0) and each individual investment would have been increased. The net effect of this allocation would have resulted in no change in total assets.

Another very important point. Spaulding Ventures, LLC was a venture capital fund and was not a “business combination” as the PCAOB stated and you agreed to. It was an investment, period. The fact remains we bought Spaulding’s equity investments in several private companies and ACH did not then nor has ever had any interrelated business transactions with any of these companies. A “business combination” occurs when an entity acquires net assets that constitute a “business” or acquires equity interest of one or more other entities and obtains control over that entity or entities.” ACH did not then nor has ever held controlling interests in the any of the “entities” within the Spaulding venture capital fund. An asset purchase of stock (based on an audited cost analysis in accordance with GAAP principles – i.e. Mr. Foster’s audit---which was the agreement between the companies’) absolutely does not constitute as a “business combination”.

25.       Regarding the Air Media Now!, Inc. securities listed in the above referenced 2004 audit, these shares were listed as the actual closing trading market price listed on the over the counter market as of the May 31, 2004 year end date. If we would have listed these securities for less or more, Rick and I would have been in violation of the Sarbanes-Oxley penalties of perjury provisions of the Act. We never had a chance to address this with the PCAOB (in spite of our January 2, 2008 written request) nor did you or your firm give us a chance to insert our positions in your responses to the PCOAB. You just stipulated to the PCAOB disbarment and decided to move on without giving us the right to due process. Flat out, you and your firm’s handling of this situation was wrong and very self serving.

26.       As you know, when ACHI merged with USA Sportsnet, Inc. and changed its name to ACH. ACH has been very interconnected with all the other eCom spin off companies as well as eCom. ACH was the one who put monies into these companies. As you are well aware, ACH was the petitioning creditor of eCom, who owned all the subsidiaries. ACH and its principals, as creditors, became the largest shareholders of eCom and all of the subsidiaries. We, Barney A. Richmond and Richard C. Turner were appointed via a June 5, 2005 United States Southern District of Florida Bankruptcy Court Order as CEO and CFO respectfully for the debtor, eCom eCom.com, Inc.

27.       Reference is hereby made to Fuoco Group’s letter to me dated August 17, 2009 signed by you on behalf of firm, which I received of August 27, 2009. For your convenience, I am attaching a copy as Exhibit No. 13. Your correspondence stated the following”

“Dear Barney,”

“Enclosed are engagement letters for American Capital and all of the spin offs for the year end audits at May 31, 2009 and May 31, 2009.”

“Please read one of the engagement letters. The others are exactly the same. Keep in mind that we are currently a creditor of all of the companies and, therefore, are not independent. Our independence will no longer be impaired as soon as we are paid”

“We will be more than willing to discuss the letter with you at your convenience.”

“Thank you.”

“Sincerely,”

Thomas B. Andres

                                                “Thomas B. Andres”

28.       Reference is also hereby made to the all the engagement letters enclosed with your correspondence, which are dated August 11, 2009. A copy of the American Capital Holdings, Inc. engagement correspondence is affixed herein as Exhibit No. 14. Exhibit No. 15 is a copy of the envelope whereby you sent this letter and engagement letters through the United States Postal Service. Paragraph two (2) under the title “Audited financial statements” states the following:

“We will audit the balance sheets of the Company as of May 31, 2009 and 2008, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for the years then ended. The objective of an audit of the financial statements is to express an opinion on the financial statements in accordance with generally accepted accounting principles accepted in the United States (GAAP). Our audit of the financial statements will be conducted in accordance with the standards established by the Public Company Accounting Oversight Board (PCAOB) and will include tests of the Company's accounting records and other procedures we consider necessary to enable us to express our opinion. If our opinion is other than unqualified, we will discuss the reasons with Company management in advance. If, for any reason, we are unable to complete our audit or are unable to form or have not formed our opinion, we may decline to issue a report as a result of this engagement.”

Paragraph two (2) on page two (2) of your August 11, 2009 engagement letter advises the following:

“We are also responsible for communicating with the audit committee about certain other matters related to our audit, including (1) our audit responsibility under PCAOB standards; (2) information relating to our independence with respect to the Company; (3) the Company's critical accounting policies; (4) the quality of the Company's accounting principles; (5) management's judgments and sensitive accounting estimates; (6) significant audit adjustments; (7) any disagreements with management about matters that could be significant to the Company's financial statements or our report; (8) any consultations management made with other accountants; (9) any issues discussed with management prior to retention; (10) any significant difficulties encountered in performing the audit; (11) other information in documents containing audited financial statements, such as the Company's annual report; and (12) other matters as considered necessary. Further, we are responsible for ensuring that the audit committee receives copies of certain written communications between us and management, including management representation letters and written communications on accounting, auditing, internal control, or other matters.

Paragraph three (3) of page two (2) of this same August 11, 2009 engagement letter states the following:

“Management is responsible for the financial statements, for making all financial records and related information available to us on a timely basis, and for the accuracy and completeness of that information. Management is also responsible for the establishment and maintenance of adequate records; the selection and application of accounting principles; the safeguarding of assets; adjusting the financial statements to correct material misstatements; and confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. In addition, management is responsible for identifying and ensuring that the Company complies with applicable laws and regulations.”

            Paragraphs one (1) and two (2) under the title “Interim Reviews” advises the following:

 Interim Reviews

“In conjunction with the annual audit, we will also perform reviews of the Company's unaudited quarterly financial information for each of the three quarters in the years ending May 31, 2009 and 2008. For the first three quarters, we will perform reviews of that information before the Form 10 QSB is filed. The objective of a review is to provide a basis for communicating whether there are any material modifications that should be made to the interim financial information for it to conform with GAAP.

These reviews will be conducted in accordance with the standards of the PCAOB. A review of interim financial information consists principally of performing analytical procedures and making inquiries of persons responsible for financial and accounting matters. It includes obtaining sufficient knowledge of the Company's business and its internal control as it relates to the preparation of both annual and interim financial information to identify the types of potential material misstatements in the interim financial information and consider the likelihood of their occurrence, and to select the inquiries and analytical procedures that will provide a basis for communicating whether there are material modifications that should be made to the interim financial information for it to conform with GAAP. A review is substantially less in scope than an audit conducted in accordance PCAOB standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we will not express opinions on the interim financial information.

Management is responsible for the Company's interim financial information and for establishing and maintaining effective internal control over financial reporting. It is also responsible for identifying and ensuring that the Company complies with the laws and regulations applicable to its activities; making all financial records and related information available to us; adjusting the interim financial information to correct material misstatements; and affirming that the effects of any uncorrected misstatements pertaining to the periods under review are immaterial, both individually and in the aggregate, to the interim financial information taken as a whole.”

            Paragraph number one (1) under the title “Fees” states the following:

“Our fees for these services will be at our normal billing rates which range from $250 to $110 per hour plus any out pocket expenses such as travel, report production, word processing, postage, etc. Additional expenses are estimated to be $300. A retainer of $50,000 is payable at the execution of this agreement, which will be applied to all spin off companies, and will be applied to the final billing. You will be billed monthly as work progresses and these billings are payable on presentation. In addition, all outstanding professional fees for the previous filings of Forms 10 KSB and Forms 10 QSB and any other related filings for all "spin-offs" must be paid prior to us beginning the May 30, 2008 and 2009 audits.”

            These engagement letters are signed as “The Fuoco Group, LLP”.

29.       Appended herein as Composite Exhibit No. 16 is a spreadsheet coupled with Wieseneck & Andres & Company, P.A.’s supporting invoices/account summaries on the following below listed companies, which we received through the United States Postal Service on August 10, 2009. Referenced below is a summary of your firm’s statement of amounts owed. A copy of the envelope these invoices were sent in is enclosed as Exhibit No. 17.

Company Name	Billed Amounts	InterestCharged
American Capital Holdings , Inc.	$138,076.29	$31,543.44
A Super Deal.com, Inc.	$19,545.07	$5,757.07
American Environmental, Inc.	$17,216.88	$4,538.45
Click To Raffle.com, Inc.	$11,653.57	$3,358.57
CRT Holdings, Inc.	$17,113.87	$4,948.87
Diamond Energy Partners, Inc.	$13,929.46	$3,864.46
eCom eCom.com, Inc.	$28,859.63	$9,362.93
I.S. Direct Agency, Inc.	$4,580.49	$1,555.49
Green Energy Group, Inc.	$13,234.45	$3,714.45
Core Medical Group, Inc.	$21,545.43	$4,295.43
USA Performance Products, Inc.	$3,778.94	$1,316.94
Assurance Group, Inc.	$26,810.18	$2,955.73
Totals	$316,344.26	$77,211.83

30.       Since the beginning of our relationship, our records indicate American Capital Holdings, Inc. has paid your firm Three Hundred Six Thousand Four Hundred Eighty Five Thousand & 76/hundreds ($306,485.76) Dollars. A copy of Richard C. Turner’s Wieseneck & Andres, P.A. vendor payment detail is enclosed herein as Exhibit No. 18. As you are aware, the spin off companies received their financing through ACH.

            In paragraph R-1 thru R-13 below, I would now like to address many issues regarding you and your firm’s April 22, 2008 agreement with the Public Company Accounting Oversight Board to stipulating to disbarment and to effectively agree that your accounting/auditing work was considered “toxic” at best. Outlined below are many specific problems you caused and unless this matter is immediately corrected, we define certain steps we may well be proceeding with.

R-1.     First and foremost, as soon as you agreed to your PCAOB disbarment and admitting to faulty audits for 2004 and 2005, you knew good and well American Capital Holdings, Inc. would be required to file an 8K Information Statement on the EDGAR system of the SEC. Doing so one (1) year and five (5) months after the fact makes us look like fools and this event was “a material event” as defined by securities law for all of our companies. As we said in the beginning of this letter, we kept hearing your discussions that you were: (i) “working with the PCAOB”; (ii) you advised us “you were working with the Department of Professional Business Regulation” (“DPBR”); and (iii) initially, “there was no need to be concerned as you were merging with another PCAOB approved accounting firm located in Jupiter, Florida”. However, we did not know the extent of your problems. On May 29, 2009, when you advised us you were working with your attorneys on some of these issues, you stated to Rick and I at Carmine’s LaTrotertti (i.e.Tom Andres) in Palm Beach Gardens that: “I (i.e. you) am not worried about the PCAOB as I have that covered, I am worried about Tom’s monies and worried about the DPBR in keeping my license.” To prove the point we met, enclosed herewith as Exhibit No. 19 is a copy of my credit card receipt.

R-2.     As you are well aware, ACH, eCom and all the above described spin off companies got our Order For Final Decrees from the United States Southern District of Florida Bankruptcy Court on March 28, 2008, which order is previously described in paragraph twenty two (22) above and enclosed as Exhibit No. 12. This document was received by us through the U.S. Mail on March 31, 2008. Let the record reflect, the above described Court Order and General Releases were in favor of all the companies, including the spin offs, which releases and injunctions applied to you and your firm as well. This process took three (3) years and five (5) months of hard work, (which in my opinion should not have taken that long) but was beyond our control due to attorneys and our Federal Judge did not get reappointed. As you were fully aware, during this time period, our hands were completely tied financially with respect to all the companies until we got the Bankruptcy Order For Final Decree. However, no sooner than we got this accomplished and without our having knowledge of what you were doing, twenty two (22) days later, April 22, 2008, you and your firm enter unilaterally into a mutually agreed stipulated Order granting a two (2) year PCOAB disbarment knowing good and well we had forthcoming May 31, 2008 year end 10K’s to be filed on all the companies. You did this with flagrant disregard to your clients’ rights to due process and by doing so, your firm intentionally breached your fiduciary duties to us as officers and directors as well as to all of our shareholders. More importantly, your agreement with the PCAOB has totally embarrassed us not only with our shareholders but potential acquisition companies we are in discussions with. They have discovered we really have nothing to offer as they want to file secondary registrations, apply for a symbol etc, which requires the Companies to be current with their SEC filings.

R-3.    In spite of my numerous requests to go to Washington and meet with the PCAOB Board as well as with the Chairman of the United States Securities & Exchange Commission (“SEC”), you and your firm refused our requests and went ahead accepting this disbarment and admitted to what is now construed as “toxic accounting” by other accounting firms. Because of your admittance, stipulation and the liability exposure to any new accounting firms we bring in, these firms will not take on our companies, unless they can audit them from the beginning. Do you blame them? So ask yourself this question. What did we get for the Three Hundred Six Thousand Four Hundred Eighty Five Thousand & 76/hundreds ($306,485.76) Dollars we have paid you and your firm? I can easily answer that question, which are: (i) a PCAOB disbarred accounting firm and a PCAOB disbarred individual; (ii) four plus (4+) years of wasted time going through the bankruptcy and restructuring processes; (iii) several million dollars worth of expenses going through all of this; and (iv) twelve (12) public companies to which you and your firm have totally put out of business.

R-4.     You and your firm’s agreement to the April 22, 2008 PCAOB Order and agreement that your audits for 2004 and 2005 were incorrect, you put Rick and myself in a totally compromised position as we had signed off on these filings/audits under the criminal penalties of perjury. Without reservation, we take this very seriously and you and your firm are the ones who are criminally liable. Notwithstanding, you and your firm did not even begin to think about the ramifications this has now caused us. Your decision turned Rick and I into what looks like liars, slandered our reputations as well as put our credibility to where the number zero would look like a great number. We look like total idiots. To make things worse, when you said in our above described La Bamba July 21, 2009 lunch meeting “I am worried about Tom and what I am owed”, absolutely illustrated you do not give a damn about your clients or about what you have wrongfully caused. The bottom line is you owe us the $306,485.76 we paid to your firm (which we are hereby demanding) as your past audits are classified by other firms as “tainted”, “toxic” and “meaningless”.

R-5.     When you and your firm stipulated to the above described and enclosed April 22, 2008 Order for your disbarment, you and your firm did not care about your responsibility to the 5,800 shareholders in each of these companies. When we put out the forthcoming SEC 8K Information Statement about this situation, we are going to be bombarded with phone calls, e mails and many letters from some very angry shareholders. To say the least, you and your firm’s self serving decision illustrates the extreme flagrant disregard you have for us as well as it clearly illustrates you do not care about what we now have to deal with. After we put out these SEC 8K filings, we should consider giving your cell, home and office direct telephone numbers. You will see first hand what avalanche of problems you have created. We already know about this type of hell experience whereby in 2004 David Panaia put out an 8K statement stating the spin offs were complete when they were in fact not. These shareholders wanted their shares and they wanted them NOW!! We were literally getting hundreds of angry threatening calls per day stating “I’m calling my lawyer and SEC etc etc. etc.” This went on for months. That problem was why we filed the Involuntary Petition against eCom on November 29, 2004. In your one single unilateral decision, you and your firm have caused us damages in the millions.

R-6.     As you know, Dr. David W. Pong filed a suit against American Capital Holdings, Inc., Richard C. Turner and myself in 2007. Some of the allegations against us were for fraud. His attorney in California discovered your October 27, 2005 PCAOB Release and used it as a basis for part of his suit. Ask yourself, was this our fault? Is it right to get sued over someone who you had paid over Three Hundred Thousand ($300,000) to get it right. You did not even inform us about the first PCAOB Release until late 2007. I obtained the October 27, 2005 PCAOB Release off of the PCAOB website in late December, 2007, which lead to my above described January 2, 2008 Exhibit No. 11 letter to Mr. Mark Olsen and Ms. Angela Desmond of the PCAOB, which you totally ignored. The result of Dr. Pong’s California filed suit, was a hearing that lasted less than two (2) minutes, which the California Supreme Court Judge ruled in our favor over a form of selection clause regarding Florida law venue. Dr. Pong ultimately re-filed his case in the United States Southern District of Florida Federal Court. When I responded to Dr. Pong that we were going to file (due to the above described Court Ordered Releases, which he was part of) a Motion For Contempt in the Bankruptcy Court against him and his attorney, Dr. Pong, individually with the advice of his attorney, filed a Motion To Dismiss his complaint for good. However, in spite of all of our conversations regarding these Releases, you have chosen always to ignore them and instead, after numerous requests, you continually refused to allow me the opportunity to address the PCAOB. To say the least, you have been continually negligent as you always refuse our suggestions and seem intent on blocking our legal rights. It appears by the contents of the eleven (11) pages of your PCAOB agreed to Order, you were careless, unprofessional and negligent with you and your firm’s work, which again you admitted to. The David Pong lawsuit cost us over $150,000 in time and legal fees due to your October 27, 2005 PCAOB Release being out there. If we had not gotten (which we fought very hard for) the above described releases from Dr. Pong and if he (Dr. Pong) had known about the April 22, 2008 Order, I can guarantee you and your firm would be fighting lawsuits not only with Dr. Pong, but with many others as well. In fact, because of your admissions after the releases were blessed with the March 28, 2008 Order For Final Decree, Dr. Pong still may possibly have a cause of action against you and your firm for fraudulently concealing what you had going on with the PCAOB.

R-7.     Over and above the Three Hundred Six Thousand Four Hundred Eighty Five Thousand & 76/hundreds ($306,485.76) Dollars we have paid you and your firm, your firm(s) have billed the companies’ an additional Three Hundred Sixteen Thousand Three Hundred Forty Four & 26/Hundreds ($316,344.26) Dollars as set forth in the table in paragraph twenty nine (29) above. This amount includes Seventy Seven Thousand Two Hundred Eleven & 83/Hundreds ($77,211.83) Dollars in accrued interest. How do you bill interest on your work, which has been, by your own admission, unacceptable with the PCAOB? Secondly, because of your admission and agreement to the PCAOB Order, it is our position your prior “toxic tainted meaningless” work is totally useless to anyone. Because of the perceived liability you have put us in, these firms will require a new audit from the beginning start dates of all of these companies. To reiterate, the fact is that by ACH’s accounting firm to get disbarred by the PCAOB, has now effected all the companies. In other words, you prior audits are considered totally “meaningless” to them. There is no way these PCAOB firms are going to put their firm at risk by trusting your firm’s work papers on any of the companies. Their common sense reasoning is based on the fact that the PCAOB has not reviewed your work at any of our other companies. The bottom line is simply these firms will not subject themselves to liabilities of an accounting firm that is disbarred. Do you blame them? Now ask yourself this question. What good was the Six Hundred Twenty Thousand Eight Hundred Thirty & 02/Hundreds ($622,830.02) in payments and billings to your clients (i.e. us)? The answer now is zero as we are required to start from the beginning.

R-8.     Reference is again hereby made to paragraphs twenty seven (27) and twenty eight (28) above regarding your (Fuoco Group, LLC) August 11, 2009 engagement letters, which you forwarded through the United States Postal Service via your cover letter dated August 17, 2009. Apparently you do not even comprehend what you agreed to via the PCAOB April 22, 2008 Order, which I am restating below again.

            A.    “Pursuant to Section 105(c)(4)(A) of the Act and PCAOB Rule 5300(a)(1), Wieseneck, Andres & Company P.A.'s registration with the Board is revoked;”

            B.    “After two (2) years from the date of this Order, Wieseneck, Andres & Company P.A. may reapply for registration by filing an application pursuant to PCAOB Rule 2101;”

            C.“    Pursuant to Section 105(c)(4)(B) of the Act and PCAOB Rule 5300(a)(2), Thomas B. Andres is barred from being an associated person of a registered public accounting firm, as that term is defined in Section 2(a)(9) of the Act and PCAOB Rule 1001(p)(I);”

            D.       After two (2) years from the date of this Order, Andres may file a petition, pursuant to PCAOB Rule 5302(b), for Board consent to associate with a registered public accounting firm.”

                   Maybe I can make it a little more clear. Number one, you are barred from being an associated person with any registered public accounting firm. According to the PCAOB website, as of September 1, 2009 Fuoco Group, LLC is not a PCAOB approved firm nor have they applied to the PCAOB. Notwithstanding, your many references to the PCAOB in your letter and engagement letters asking for monies borders on extortion as well as fraudulently misrepresents the facts, which you sent through the United States Postal System. What would you think if the PCAOB saw your Fuoco April 17, 2009 engagement letters, which is in strict violation of their Order? What if the Department of Professional Business Regulation (“DPBR”) knew about this situation? Secondly, you are over seven (7) months away before you can even reapply with the PCAOB. Third, when you asked for: (i) an additional Fifty Thousand ($50,000) retainer; (ii) stated that the outstanding invoices would have to be paid or otherwise would not be construed as “independent” is a joke. This is especially so true due to the fact that: (iv) you are PCAOB disbarred; (v) have been Ordered by the PCAOB that you are not allowed to be associated with a PCAOB firm; and (vi) are seeking monies for your new firm (who is not PCAOB qualified) thorough what we believe are fraudulent means through the U.S. Mail and via telephone.

R-9       We would now like to address another one of your major mistakes, which cost ACH over Three Hundred Thousand ($300,000) Dollars, which was the Cosmopolitan Life Insurance Co., Inc. audit. This loss occurred due to your lack of controls in your audit. You did not look into the claims I told you to examine. We gave you detailed claim analysis (that management was hiding), which we were tipped off by some former Cosmopolitan employees. In spite of what I informed you about coupled with documented facts, you gave your audit a clean opinion. After reiterating the problems not only with your “clean opinion”, you put ACH’s SEC filings in jeopardy at the time. After our pushing, you subsequently withdrew your opinion. After receiving a call from one of our Board members at the time, Barry M. Goldwater, Jr., you, over our very strong objections, issued another “clean opinion”. When I informed you further about Barry Goldwater’s and our other Board Member’s (Norman E. Taplin) conflict, due to the fact they were getting paid for consulting for Cosmopolitan with the State of Arkansas Department of Insurance office, your still again proclaimed your “clean opinion”. When we re-illustrated again with clear factual background regarding the claims Cosmopolitan was hiding (which were provided to you with statements from the former employees coupled documented claims vouchers etc.), you subsequently again withdrew your clean opinion. By doing what we did, it protected you as there were over a $1,000,000+ in claim liabilities that you did not catch in your audit. However, it took you four (4) times with my constant prodding you to get it right. It appears you have a problem listening and comprehending what were and are the real facts.

R-10.    We have never had the opportunity to review the correspondence between you, your firm and the PCAOB. We have always provided you with everything you needed whenever you requested such. In order to try to consistently protect your interests, we alerted you to problems such as the Cosmopolitan incidents as described above. However, you chose not to copy us regarding any correspondence you had with the PCAOB. Being we are the people who sign off on the financial statements and SEC filings under the criminal penalties of perjury, don’t you think it was appropriate to copy us with your’s and the PCAOB correspondence? Please consider this letter as a formal demand for us to immediately receive these documents, including your documentation with your attorneys with respect to the Department of Business Regulation. I highly suggest you do not try to invoke the attorney/client privilege with respect to this request as what you have accomplished is you caused Rick and I to perjure ourselves under our declaration under oath with the SEC. You owe us copies of these documents and we expect to receive them as soon as possible.

R-11.    Whether you know it or not, Rick and I have not drawn a dime of salary out of these companies for several years. Rick did for two (2) years. I never have seen a cent in salary. Sherry Cherrix is a shareholder who has spent hundreds of thousands of dollars on expenses for and on behalf of the companies. So has Rick and myself. After what you and your firm have done, we are taking the position we do not owe you or your firm anything and we hereby make demand on the $306,0000 we have paid your firm for as the results of what now is deemed “toxic” audits, which lead to you and your firm’s PCAOB disbarment.

R-12     Now straight to the point and there will be swift action on our part regarding the following alternatives. You have two (2) choices. The first one is to fix what you have ruined by your getting Fuoco Group, LLC immediately PCAOB qualified and immediately get these companies current with their required SEC filing requirements through August 31, 2009. Immediate means I want round the clock attention and it should not take you that long as there has been very few transactions. Rick has everything ready and Fuoco can start the work tomorrow as the preparation of the SEC filings are ready with your making a phone call to Rick Turner. Mr. Fuoco can and should fill immediately out the PCAOB application, while the audit work is being finished. Rest assured, there will be no retainer and there will be no consideration by us whatsoever for any of the outstanding balances as indicated above until this problem is fixed. Attached hereto as Exhibit No’s. 20 thru Exhibit No. 31, of this letter are executed amended engagement letters. Due to you and your firm getting disbarred by the SEC, you are totally “independent” as we consider ourselves now as a creditor of you and your firm. Over the years, I have stood good for two (2) outstanding balances in excess of $89,000 that I had absolutely nothing to do with. One was eCom and the other was Syndenos Group, Inc. which later became Air Media Now, Inc. I showed you good faith regarding those two (2) issues. It is time for you to show some good faith towards us.

If you decide not to accept what is set forth to what we have requested in paragraph R-12 above, then we will immediately proceed with the following:

1.         We plan to immediately file a complaint against you and your firm with the PCAOB offices in Washington, D.C., which will include some of the contents contained in this letter and exhibits. I plan to fly up to Washington to request and make my case personally for an expedited hearing in an effort to clear this matter up.

2.         We plan to immediately file claims for damages against Wieseneck & Andres, P.A.’s and Fuoco Group, LLC’s errors & omissions insurance carriers. We strongly believe there is not much of a defense argument can be made by your insurance carrier(s) being that you have already admitted to the many violations via the PCAOB agreed April 22, 2008 Order.

3.         We will be contacting the State of Florida Department of Professional Business Regulation (“DPBR”) about bringing additional proceedings against you, your firm and Fuoco Group, LLC. The audacity of requesting the payment of $366,344.26 plus a $50,000 Dollar retainer after we helped (by providing some of the same information contained herein) save your State of Florida occupational license is absurd. The way we see it is that you used us to get yourself of the trouble you were in, then decide you are owed monies (with interest I might add) for “disbarred” work, which no one will touch unless they start from scratch.

4.         We plan to file a Complaint For Compensatory and Punitive Damages against you, your firm as well as Fuoco Group. LLC., which will more than likely be filed in the United States Southern District of Florida Federal Court. Naturally, we will be seeking the return of the $306,000 in accounting fees the various companies have paid your firm, plus other damages you and your firm have cost us. More than likely, we will seek class action for all the 5,800+ shareholders who are in all the eleven (11) public companies.

5.         Another option we will pursue as petitioning creditors and as Chief Executive Officer of eCom, ACH and the above referenced former “subsidiaries” described in paragraph sixteen (16) above, is we plan to reopen and file adversary proceedings, including possible contempt violations etc., against you and your firm in the United States Southern District of Florida Bankruptcy Court in the above described eCom Bankruptcy Case No. 04.3539-BKC-PGH. Due to your negligence, we also will seek the return of monies, plus interest, that was paid to you through the bankruptcy proceedings.

6.         Another alternative we have is to place American Capital Holdings, Inc. and all of the above described former subsidiary companies into Chapter 11 proceedings under Title 11 of the United States Bankruptcy Code. Naturally, we will dispute any claims by you or your firm(s) and file an adversary proceeding to have your firms claims disallowed under the Plan and would be discharged permanently via a court order. As described in paragraph five (5) we will also file an adversary proceeding, under the Section 548 fraudulent conveyance rule, seeking the return of the $306,000 the companies have paid you. We have the required bankruptcy reorganization approval votes of all the classes of creditors as well as the equity security holders to file pre-packaged filings on each of these companies. This will allow us to have “fresh start” accounting status when we emerge.

By copy of this letter, we request an answer within five (5) business days after receipt of this correspondence as to what your decision is. You should think through the consequences as the facts set forth above are the truth. It is up to you to decide you and your firm(s’) future. Please communicate your decision directly to Rick Turner via his following described e mail addresses as I have to be out of town on business next week. Rick’s e mail address is rick@achusa.com and rickobev@aol.com. The office phone number is 561.429.8704.

Respectfully,

Barney A. Richmond

Enc.     Exhibits 1-31 above

cc:        File/chrono